Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2011 Third-Quarter and Year-to-Date Results

CLEVELAND, Dec. 8, 2011 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB), today announced EBDT, net earnings/loss and revenues for the three and nine months ended October 31, 2011.

EBDT

Third-quarter 2011 EBDT (earnings before depreciation, amortization and deferred taxes) was $77.5 million, compared with $90.7 million in the third quarter of 2010. Year-to-date EBDT was $275.6 million, compared with $266.7 million for the first nine months of 2010.

On a fully diluted, per-share basis, third-quarter 2011 EBDT was $0.37, compared with $0.46 for the third quarter of 2010. Year-to-date per-share EBDT was $1.34, compared with $1.37 for the first nine months of 2010.

For an explanation of EBDT variances, see the section titled “Review of Results” in this news release. EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.

Net Earnings and Loss

The third-quarter 2011 net loss attributable to Forest City Enterprises, Inc. was $38.0 million, compared with a net loss of $46.8 million in the third quarter of 2010. For the nine months ended October 31, 2011, net earnings attributable to Forest City Enterprises, Inc. were $17.7 million compared with $60.5 million for the same period in 2010.

After preferred dividends, the third-quarter 2011 net loss attributable to Forest City Enterprises, Inc. common shareholders was $41.9 million, or $0.25 per share, compared with a net loss of $50.6 million, or $0.33 per share in the third quarter of 2010. For the nine months ended October 31, 2011, net earnings attributable to Forest City Enterprises, Inc. common shareholders were $6.1 million, or $0.03 per share, compared with $52.5 million or $0.33 per share, for same period in 2010 (per share amounts are on a fully diluted basis).

The company regularly reviews its portfolio of real estate, including real estate held by unconsolidated entities, for impairments whenever events or changes indicate that an asset’s carrying value may be in excess of fair value. Impairment is a GAAP accounting treatment that impacts net earnings, but does not impact EBDT or cash flow. The following assets accounted for the majority of impairments in the third quarter.

—

The Village at Gulfstream Park, a specialty retail center in Hallandale Beach, Florida, opened in the first quarter of 2010. Lease up of the center, which is anchored by Gulfstream Park thoroughbred race track and casino, took place during very difficult economic conditions, resulting in a longer lease-up period and higher rent concessions than projected. Major national tenants, particularly hard goods retailers, have reported strong sales, but fashion retailers have struggled and the company is actively remerchandising the center to match the demand of the marketplace. The third quarter impairment on the equity-method investment was $34.6 million, reducing the company’s net investment in the property to near zero.

—

250 Huron, an office building in Cleveland, was vacated by its single tenant, which had occupied the entire building. Efforts to re-lease the space were unsuccessful and the company determined that it no longer intended to hold the property long term. This change in the estimated holding period resulted in an impairment charge of $10.3 million in the third quarter, taking the carrying value of the asset well below the outstanding balance on the nonrecourse mortgage.

Revenues

Third-quarter 2011 consolidated revenues were $261.2 million compared with $287.0 million for the comparable period last year. Revenues for the nine months ended October 31, 2011, were $822.8 million compared with $850.0 million for the comparable period in 2010.

Review of Results

(Exhibits illustrating factors impacting both third-quarter and year-to-date 2011 EBDT results, compared with results for the comparable periods in 2010, are available on the Investors page of the company’s web site, www.forestcity.net, and are included in the company’s third-quarter 2011 Supplemental Package furnished to the Securities and Exchange Commission.)

Third-Quarter EBDT

Third-quarter 2011 total EBDT of $77.5 million was impacted by the following factors:

Pre-tax EBDT from the company’s combined Commercial and Residential Segments (also referred to as the rental properties portfolio), decreased $14.9 million compared with the third quarter of 2010,

primarily due to reduced EBDT from properties sold of $9.0 million, lower EBDT of $4.3 million due to previously anticipated vacancies at two Brooklyn office properties, increased write-offs of abandoned development projects of $4.0 million, decreased EBDT from the change in fair market value of derivatives between the comparable periods which were marked to market through interest expense of $3.3 million, and reduced EBDT from new property openings of $3.3 million (primarily due to lease-up losses at 8 Spruce Street and Westchester’s Ridge Hill). These decreases in the portfolio were partially offset by increased gains on early extinguishment of nonrecourse mortgage debt of $11.4 million, primarily related to buying out a loan on a mixed-use development project in Las Vegas at a discount.

The company’s Land Segment provided a pre-tax EBDT increase of $3.4 million, primarily due to a gain on early extinguishment of nonrecourse mortgage debt of $1.9 million, and increased sales of $1.5 million, compared with the same period in 2010.

The Nets provided a pre-tax EBDT decrease of $10.9 million, as expected, due to the increase in the company’s allocated share of losses.

Corporate pre-tax EBDT decreased $3.2 million, primarily due to fees associated with strategic planning and process improvement initiatives. Finally, EBDT for the third quarter was favorably impacted by a larger tax benefit of $12.4 million compared to the third quarter of 2010.

Year-to-date EBDT

EBDT for the nine months ended October 31, 2011 was $275.6 million. In addition to the factors described above under “Third-Quarter EBDT,” year-to-date results were impacted by:

—

Increased EBDT from the rental properties portfolio of $40.7 million, primarily related to the first-quarter 2011 sale of land and air rights to Rock Ohio Caesars Cleveland, LLC, for the development of a casino in downtown Cleveland.

—	Decreased EBDT from the Nets of $34.6 million, primarily due to the nonrecurring 2010 gain on disposition of partial interest in the team.
—

Decreased EBDT in the company’s Corporate Segment of $20.2 million, primarily related to the 2011 loss on early extinguishment of debt on the exchange of a portion of our Senior Notes for Class A common stock of $10.8 million, and the nonrecurring 2010 gain on early extinguishment of debt related to the exchange of Senior Notes of $8.2 million.

NOI, Occupancies and Rent

Overall comparable property net operating income (NOI) decreased 1.5 percent during the third quarter of 2011, compared with the same period a year ago. Comparable property NOI for the quarter increased 12.0 percent in apartments and decreased 1.5 percent in retail and 7.6 percent in office. For the year to date, total comparable property NOI is up 0.3 percent with increases of 6.7 percent in apartments and 1.1 percent in retail. Comp NOI in office is down 3.1 percent, year to date, primarily due to the previously referenced anticipated vacancies in Brooklyn.

Comparable property NOI, defined as NOI from properties operated in the three and nine months ended October 31, 2011 and 2010, is a non-GAAP financial measure, and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI using the full-consolidation method.

At October 31, 2011, comparable retail occupancies were 91.2 percent, compared with 90.6 percent at October 31, 2010, and comparable regional mall sales averaged $440 per square foot on a rolling 12-month basis. Year-to-date comparable mall sales in the company’s retail portfolio increased 7.3 percent, compared with the same period in 2010. Comparable office occupancies were 90.5 percent at October 31, 2011, compared with 91.2 percent for the same period last year.

In the residential portfolio, comparable average occupancies for the nine months ended October 31, 2011, were 94.7 percent, compared with 93.6 percent last year. Year-to-date comparable residential net rental income (defined as gross rent less vacancies and concessions) increased to 92.0 percent, compared with 89.6 percent in the same period in 2010.

Commentary

“The company’s third-quarter results met our expectations as we continue to see solid fundamentals in our core markets and product types, despite ongoing concerns about high unemployment and lingering economic uncertainty,” said David J. LaRue, Forest City president and chief executive officer. “Our portfolio’s performance was paced by multifamily, which had a double-digit percentage increase in comp NOI, as well as increased occupancy and net rental income. This was partially offset by a decrease in retail during the quarter, primarily related to vacancies at a number of retail centers, along with rent concessions and vacancies at The Avenue at Tower City in Cleveland and The Village at Gulfstream Park, and the timing of an unanticipated vacancy at East River Plaza in Manhattan, for which we have strong interest from additional prospective tenants. Office was down as anticipated due to the timing of lease expirations at two of our Brooklyn office buildings. Notably, a significant percentage of that office space has now been re-leased and will begin contributing to results in future periods.

“Despite the retail comp NOI decline for the quarter, we are pleased with the overall momentum of our regional malls, which have shown comparable mall increases in sales per square foot on a rolling 12-month basis for each of the past four quarters. Year to date, sales at our comparable malls are up 7.3 percent.

“We are also pleased with the progress of our pipeline projects. During the quarter, we took advantage of entitled opportunities in our core markets and large, mixed-use projects, together with strong fundamentals in multifamily, to start construction on Botanica Eastbridge, a second under-construction multifamily project at Stapleton in Denver, and to move forward with The Continental, an adaptive reuse apartment project at our Mercantile Place development in Dallas.

“In our New York core market, the lease-up of 8 Spruce Street continues at a strong pace, a reflection of a unique product and a very strong rental submarket in lower Manhattan. At Westchester’s Ridge Hill in Yonkers, additional openings and lease commitments are evidence of momentum. Community, media and shopper reaction confirm the project’s quality and superior location, as well as the demographic strength of the service area. Finally, in Brooklyn, the Barclays Center arena is on track to deliver next year, and planning is underway for the first residential tower at Atlantic Yards.”

Openings and Projects Under Construction

Lease-up continues at the Frank Gehry-designed 8 Spruce Street in lower Manhattan. As of the end of November, 550 leases had been executed, representing 61 percent of the total units at completion, with rents consistent with pro-forma for the units leased to date. The company currently has certificates of occupancy for 689 units, and more than 525 units are already occupied while build-out continues for the remaining units on the upper-most floors. The building continues to receive much national and international acclaim for its architectural beauty, and as a symbol of the rebirth of the lower Manhattan rental residential market in the wake of the 9/11 terrorist attacks a decade ago.

Westchester’s Ridge Hill in Yonkers celebrated a “brand” opening event in late October, with the opening of 12 additional restaurant and retail tenants, including The Cheesecake Factory, Gap, H&M, L.L. Bean, Old Navy, Orvis, Sephora, Whole Foods, Yard House, Charming Charlie, Sur La Table and Desigual. They join National Amusements’ Cinema de Lux, Dick’s Sporting Goods and REI, which opened earlier in the year, as well as WESTMED Medical Group, the project’s anchor office tenant. Additionally, Guitar Center is expected to open this month in time for holiday shopping. The openings and related celebrations generated significant shopper traffic and considerable positive publicity for the center. In early December, the company announced signed leases with LA Fitness, T.J.Maxx, Pandora and Francesca’s Collection, with anticipated openings in 2012. Anchor Lord & Taylor is expected to open its 80,000-square-foot full-line store in March 2012. The center is currently 56 percent leased.

At the end of the third quarter, the company had eight projects under construction at a total project cost of $1.3 billion at Forest City’s pro-rata share ($1.9 billion at full consolidation). In addition to Westchester’s Ridge Hill, referenced above, the under-construction pipeline includes the following:

Work continues at Barclays Center at Atlantic Yards, and the arena is on schedule for opening in September 2012. More than 90 percent of steel erection has been completed and installation of the roof deck has begun. Interior build-out is underway on all levels and the structure is expected to be fully enclosed and water tight in the first quarter of 2012. Approximately 56 percent of forecasted contractually obligated revenues for the arena are currently under contract.

In Washington, D.C., Foundry Lofts, a 170-unit, adaptive reuse, 80/20 apartment property at The Yards is nearly complete. Pre-leasing began in August and as of the end of November there were commitments for more than half of the units. First tenant move-ins occurred in the last week of November as interior build-out continues for the property’s penthouse units. Two restaurant tenants have executed leases for street-level space and are expected to open in the first quarter of 2012.

Also at The Yards, construction continues on Boilermaker Shops, an adaptive reuse property that will include 41,000 square feet of ground-level retail and mezzanine office space. Six restaurant tenants have already committed to locate at the property, and the mezzanine office space is fully leased. The property is currently 73 percent leased. Boilermaker Shops is expected to open in the third quarter of 2012.

The rapid lease-up and market acceptance to date of these two D.C. projects – Foundry Lofts and Boilermaker Shops – demonstrate the overall quality and superior location of The Yards, where the company has substantial additional future entitlement, as well as the strength of the overall D.C. market. They are also examples of the company’s strategy of focusing on activating existing entitlement at its large, mixed-use projects in core markets to drive future growth.

Forest City is also activating existing entitlement in its Denver core market, where, in the third quarter, construction began on two apartment communities at the Stapleton mixed-use redevelopment project. The first is the 85-unit first phase of The Aster Town Center apartment community (formerly Novella). The project is expected to ultimately include 220 units after completion of future phases. Notably, the flexible zoning at Stapleton will allow the company to deliver the first phase, from concept to first move-ins, within 18 months, in order to meet demand for rental housing at Stapleton. Completion is expected in the third quarter of 2012.

The second new apartment community under construction at Stapleton is the 118-unit Botanica Eastbridge, which is expected to be completed in the fourth quarter of 2012. Both Botanica Eastbridge and The Aster Town Center will be fully integrated into the Stapleton lifestyle, which features walkable neighborhoods built around mixed-use town centers, as well as ample parks and recreation facilities, green space and other amenities.

Also at Stapleton, the long-awaited new interchange off of Interstate 70 opened in late October, ahead of schedule. The interchange will substantially enhance access to existing retail at Stapleton and will open hundreds of acres of land north of I-70 to potential new commercial and office development, as well as additional future residential neighborhoods. The interchange was achieved through a public private partnership led by the City of Denver, and funding included federal stimulus dollars and City of Denver bonds, as well as contributions from Forest City and the Park Creek Metropolitan District.

In September, the company closed on long-term, fixed-rate financing with the Federal Housing Authority for the redevelopment of the Continental Building in downtown Dallas. The building, originally constructed in 1951 as part of the historic Mercantile Bank project, will be converted to a 203-unit rental apartment community, with anticipated completion in the first quarter of 2013. The Continental Building will join three other Forest City apartment properties – the Merc, the Element and the Wilson –

as part of the larger Mercantile Place on Main development, which also features street-level retail and restaurants and is adjacent to Main Street Gardens, a city park.

Other Updates and Events

In October, Forest City announced the closing of an agreement with the U.S. Air Force for the development and management of 2,185 family homes at four U.S. Air Force bases in the Southeast, bringing Forest City’s military housing portfolio to more than 14,000 homes. Forest City will manage an initial development period valued at $308.1 million and will also earn an on-going fee as a part of its 50-year property management responsibility. The bases, collectively known as the Southern Group, are Joint Base Charleston in S.C.; Shaw Air Force Base in Sumter, S.C.; Keesler Air Force Base in Biloxi, Miss.; and Arnold Air Force Base in Tullahoma, Tenn. Construction activity has begun at all four bases.

Liquidity and Financing Activity

As part of its strategy to further de-lever and enhance its balance sheet and overall debt metrics, the company carefully monitors liquidity and debt maturities. At October 31, 2011, the company had $281.4 million ($229.7 million at full consolidation) in cash on its balance sheet, and $375.8 million of available capacity on its revolving line of credit.

Since January 31, 2011, the company has addressed, through closed loans and committed financings, $964.0 million at full consolidation ($899.3 million at its pro-rata share) of the $1.2 billion ($1.1 billion at pro-rata) of long-term debt maturities coming due in fiscal 2011. Additionally, the company addressed $1.7 billion ($1.2 billion at pro-rata) of loans maturing in future years. In total, since January 31, 2011, the company has reduced its debt by approximately $1.9 billion (approximately $880 million at pro-rata), primarily through standard amortization, asset dispositions, loan paydowns, joint ventures and property-level recapitalizations, which were partially offset by construction draws and refinancings which totaled approximately $165 million (approximately $180 million at pro-rata).

In financing its real estate assets, the company pursues a strategy of exclusively using nonrecourse mortgage debt at the property level. As of October 31, 2011, the company’s weighted-average cost of nonrecourse debt increased to 5.21 percent from 5.07 percent at October 31, 2010, primarily due to an increased proportion of fixed rate mortgage debt that generally has a higher interest rate and longer duration. Fixed-rate mortgage debt, which is inclusive of interest rate swaps, decreased to 5.69 percent at October 31, 2011 from 6.00 percent at October 31, 2010. The proportion of fixed-rate debt increased to 82 percent at October 31, 2011 from 70 percent at October 31, 2010. Variable-rate mortgage debt increased from 2.91 percent at October 31, 2010, to 3.07 percent at October 31, 2011.

Outlook

“We are pleased overall with the year-to-date performance of our rental properties portfolio, and in particular the residential multifamily component,” said LaRue. “We continue to see solid fundamentals in our core markets and products. These positives in our business and industry overall are in contrast to the slow pace of economic growth and high unemployment, conditions that leads us to remain cautious in our outlook, even as we feel confident in the underlying strength of our business.

“Our primary strategic direction going forward is to focus on our core markets and products, and drive operational excellence and profitable growth from the portfolio, while we selectively activate existing entitlements to enhance additional future growth. We will also continue to de-risk the business, both by delivering and opening our major pipeline projects, and by working to further improve our balance sheet and overall debt metrics.”

Corporate Description

Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.5 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package

Please refer to the Investor Relations section of the company’s website at www.forestcity.net for a Supplemental Package, which the company will also furnish to the Securities and Exchange Commission (“SEC”) on Form 8-K. This Supplemental Package includes operating and financial information for the three months and nine months ended October 31, 2011, with reconciliations of non-GAAP financial measures, such as EBDT, comparable NOI and pro-rata financial statements, to their most directly comparable GAAP financial measures.

EBDT

The company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.

The company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.

EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs; iv) deferred income taxes; v) preferred payment classified as noncontrolling interest expense on the company’s Consolidated Statements of Operations; vi) impairment of real estate (net of tax); vii) extraordinary items (net of tax); and viii) cumulative or retrospective effect of change in accounting principle (net of tax).

EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the company’s Supplemental Package, which the company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management’s opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred income taxes, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the company’s current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the company’s overall financial performance and is related to the ultimate gain on dispositions of operating properties. The company’s EBDT may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method

This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Safe Harbor Language

Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its real estate portfolio, general real estate investment and development risks, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of our insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Nine Months Ended October 31, 2011 and 2010

(dollars in thousands, except per share data)

	Three Months Ended October 31,		Increase (Decrease)		Nine Months Ended October 31,		Increase (Decrease)
	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Operating Results:
Earnings (loss) from continuing operations	$(35,282)	$(26,979)	$(8,303)		$(3,995)	$122,773	$(126,768)
Discontinued operations, net of tax	–	(19,602)	19,602		107,767	(40,365)	148,132

Net earnings (loss)	(35,282)	(46,581)	11,299		103,772	82,408	21,364

(Earnings) loss from continuing operations attributable to noncontrolling interests	(2,743)	937	(3,680)		(2,341)	(15,768)	13,427
Earnings from discontinued operations attributable to noncontrolling interests (1)	–	(1,147)	1,147		(83,755)	(6,147)	(77,608)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(38,025)	$(46,791)	$8,766		$17,676	$60,493	$(42,817)

Preferred dividends	(3,850)	(3,850)	–		(11,550)	(7,957)	(3,593)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(41,875)	$(50,641)	$8,766		$6,126	$52,536	$(46,410)

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$77,477	$90,699	$(13,222)	(14.6%)	$275,559	$266,726	$8,833	3.3%

Reconciliation of Net Earnings (Loss) to Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2):

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(38,025)	$(46,791)	$8,766		$17,676	$60,493	$(42,817)

Depreciation and amortization – Real Estate Groups (7)	71,304	72,920	(1,616)		209,062	212,663	(3,601)

Amortization of mortgage procurement costs – Real Estate Groups (7)	4,052	4,029	23		11,099	10,724	375

Deferred income tax expense (benefit) (8)	(3,328)	14,001	(17,329)		7,838	58,400	(50,562)

Remove deferred income tax expense for non-Real Estate Groups in 2010 (8)	–	(6,539)	6,539		–	(13,196)	13,196

Current income tax expense (benefit) on non-operating earnings: (8)
Gain on disposition of rental properties and partial interest in rental properties	10	413	(403)		39,179	35,877	3,302
Gain on disposition included in discontinued operations	–	(213)	213		2,792	(98)	2,890

Straight-line rent adjustment (4)	(3,268)	(2,667)	(601)		(2,995)	(10,247)	7,252

Preference payment (6)	585	585	–		1,756	1,756	–

Impairment of consolidated real estate, net of noncontrolling interest	10,707	4,177	6,530		15,777	5,277	10,500

Impairment of unconsolidated real estate	41,289	21,564	19,725		41,289	36,745	4,544

(Gain) loss on disposition of rental properties and partial interest in rental properties	(5,849)	2,257	(8,106)		(15,410)	(202,878)	187,468

Gain on disposition of unconsolidated entities	–	(8,658)	8,658		(12,567)	(7,828)	(4,739)

Discontinued operations: (1)
(Gain) loss on disposition of rental properties	–	1,428	(1,428)		(121,695)	(4,776)	(116,919)
Impairment of real estate	–	34,193	(34,193)		–	79,603	(79,603)
Noncontrolling interest – Gain on disposition	–	–	–		81,758	4,211	77,547

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$77,477	$90,699	$(13,222)	(14.6%)	$275,559	$266,726	$8,833	3.3%

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (3) (5)	$0.37	$0.46	$(0.09)	(19.6%)	$1.34	$1.37	$(0.03)	(2.2%)

Diluted Earnings (Loss) per Common Share:

Earnings (loss) from continuing operations	$(0.21)	$(0.18)	$(0.03)		$(0.03)	$0.65	$(0.68)
Discontinued operations, net of tax	–	(0.12)	0.12		0.64	(0.22)	0.86

Net earnings (loss)	(0.21)	(0.30)	0.09		0.61	0.43	0.18

(Earnings) loss from continuing operations attributable to noncontrolling interests	(0.02)	0.01	(0.03)		(0.01)	(0.08)	0.07
Earnings from discontinued operations attributable to noncontrolling interests (1)	–	(0.01)	0.01		(0.50)	(0.03)	(0.47)

Net earnings (loss) attributable to noncontrolling interests	(0.02)	–	(0.02)		(0.51)	(0.11)	(0.40)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(0.23)	$(0.30)	$0.07		$0.10	$0.32	$(0.22)

Preferred dividends	(0.02)	(0.03)	0.01		(0.07)	(0.04)	(0.03)
Interest on convertible debt	–	–	–		–	0.04	(0.04)
Preferred distribution on Class A Common Units	–	–	–		–	0.01	(0.01)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(0.25)	$(0.33)	$0.08		$0.03	$0.33	$(0.30)

Basic weighted average shares outstanding (5)	169,150,429	155,484,451	13,665,978		167,838,122	155,431,893	12,406,229

Diluted weighted average shares outstanding (5)	221,413,645	202,277,313	19,136,332		211,508,514	200,309,607	11,198,907

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Nine Months Ended October 31, 2011 and 2010

(dollars in thousands)

	Three Months Ended October 31,		Increase (Decrease)		Nine Months Ended October 31,		Increase (Decrease)

	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Operating Earnings (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$184,575	$227,252	$(42,677)		$619,223	$672,597	$(53,374)
Residential Group	68,503	52,706	15,797		179,532	157,888	21,644
Land Development Group	8,120	7,088	1,032		24,072	19,564	4,508
The Nets	–	–	–		–	–	–
Corporate Activities	–	–	–		–	–	–

Total Revenues	261,198	287,046	(25,848)	(9.0%)	822,827	850,049	(27,222)	(3.2%)

Operating expenses	(169,155)	(162,082)	(7,073)		(491,834)	(486,726)	(5,108)
Interest expense	(67,235)	(75,840)	8,605		(198,214)	(241,817)	43,603
Gain on early extinguishment of debt	15,101	2,460	12,641		9,334	10,653	(1,319)
Amortization of mortgage procurement costs (7)	(3,414)	(3,322)	(92)		(9,036)	(8,655)	(381)
Depreciation and amortization (7)	(55,415)	(60,367)	4,952		(166,660)	(177,733)	11,073
Interest and other income	11,294	11,919	(625)		42,116	34,964	7,152
Gain on disposition of partial interests in other investment – Nets	–	–	–		–	55,112	(55,112)
Equity in earnings (loss) of unconsolidated entities, including impairment	(40,016)	668	(40,684)		(17,637)	(17,452)	(185)
Impairment of unconsolidated real estate	41,289	21,564	19,725		41,289	36,745	4,544
Gain on disposition of unconsolidated entities	–	(8,658)	8,658		(12,567)	(7,828)	(4,739)
Revenues and interest income from discontinued operations (1)	–	16,565	(16,565)		13,070	45,639	(32,569)
Expenses from discontinued operations (1)	–	(13,881)	13,881		(9,499)	(40,635)	31,136

Operating earnings (loss) (a non-GAAP financial measure)	(6,353)	16,072	(22,425)		23,189	52,316	(29,127)

Impairment of consolidated real estate	(10,707)	(5,703)	(5,004)		(15,777)	(6,803)	(8,974)

Impairment of unconsolidated real estate	(41,289)	(21,564)	(19,725)		(41,289)	(36,745)	(4,544)

Gain on disposition of unconsolidated entities	–	8,658	(8,658)		12,567	7,828	4,739

Gain (loss) on disposition of rental properties and partial interest in rental properties, net of noncontrolling interest	5,849	(2,257)	8,106		15,410	202,878	(187,468)

Gain (loss) on disposition of rental properties included in discontinued operations (1)	–	(1,428)	1,428		121,695	4,776	116,919

Impairment of real estate included in discontinued operations (1)	–	(34,193)	34,193		–	(79,603)	79,603

Income tax benefit (expense) (8)
Operating earnings	13,900	8,035	5,865		37,786	31,940	5,846
Deferred taxes	3,328	(14,001)	17,329		(7,838)	(58,400)	50,562
Gain on disposition of rental properties and partial interest in rental properties	(10)	(200)	190		(41,971)	(35,779)	(6,192)

Income tax benefit (expense)	17,218	(6,166)	23,384		(12,023)	(62,239)	50,216

Net earnings (loss)	(35,282)	(46,581)	11,299		103,772	82,408	21,364

Noncontrolling Interests

(Earnings) loss from continuing operations attributable to noncontrolling interests	(2,743)	937	(3,680)		(2,341)	(15,768)	13,427

Earnings from discontinued operations attributable to noncontrolling interests (1)
Operating earnings	–	(1,147)	1,147		(1,997)	(1,936)	(61)
Gain on disposition of rental properties	–	–	–		(81,758)	(4,211)	(77,547)

	–	(1,147)	1,147		(83,755)	(6,147)	(77,608)

Noncontrolling Interests	(2,743)	(210)	(2,533)		(86,096)	(21,915)	(64,181)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(38,025)	$(46,791)	$8,766		$17,676	$60,493	$(42,817)

Preferred dividends	(3,850)	(3,850)	–		(11,550)	(7,957)	(3,593)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(41,875)	$(50,641)	$8,766		$6,126	$52,536	$(46,410)

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Nine Months Ended October 31, 2011 and 2010

(in thousands)

1) All earnings of properties which have been sold or are held for sale are reported as discontinued operations assuming no significant continuing involvement.

2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statement of Earnings; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.

3) For the three and nine months ended October 31, 2011, calculation of EBDT per share under the if-converted method requires an adjustment for interest of $3,769 and $7,419 respectively, related to the 3.625% Puttable Senior Notes, 5% Convertible Senior Notes, and 4.25% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $81,246 and $282,978 for the three and nine months ended October 31, 2011, respectively.

For the three and nine months ended October 31, 2010, calculation of EBDT per share under the if-converted method requires an adjustment for interest of $2,640 and $7,920, respectively, related to the 3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $93,339 and $274,646 for the three and nine months ended October 31, 2010, respectively.

4) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to accounting for leases. The straight-line rent adjustment is recorded as an increase or decrease to revenue or operating expense from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.

5) For the three months ended October 31, 2011, the effect of 52,263,216 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three months ended October 31, 2011, diluted weighted average shares outstanding of 221,413,645 were used to arrive at $0.37/share.)

For the three months ended October 31, 2010, the effect of 46,792,862 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three months ended October 31, 2010, diluted weighted average shares outstanding of 202,277,313 were used to arrive at $0.46/share.)

For the nine months ended October 31, 2010, weighted average shares issuable upon the conversion of preferred stock of 12,631,541 are not included in the calculation of earnings per share because they are anti-dilutive. They are included in the calculation of EBDT per share because they are dilutive to this measure.

6) The preference payment represents the respective period’s share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner’s noncontrolling interest in the Forest City Ratner Companies portfolio.

7) The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs.

	Depreciation and Amortization		Depreciation and Amortization

	Three Months Ended October 31,		Nine Months Ended October 31,

	2011	2010	2011	2010

Full Consolidation	$55,415	$60,367	$166,660	$177,733
Non-Real Estate	(1,012)	(1,184)	(2,400)	(3,937)

Real Estate Groups Full Consolidation	54,403	59,183	164,260	173,796
Real Estate Groups related to noncontrolling interest	(1,123)	(1,528)	(3,952)	(4,809)
Real Estate Groups Unconsolidated	18,024	13,322	47,724	36,957
Real Estate Groups Discontinued Operations	–	1,943	1,030	6,719

Real Estate Groups Pro-Rata Consolidation	$71,304	$72,920	$209,062	$212,663

	Amortization of Mortgage Procurement Costs		Amortization of Mortgage Procurement Costs

	Three Months Ended October 31,		Nine Months Ended October 31,

	2011	2010	2011	2010

Full Consolidation	$3,414	$3,322	$9,036	$8,655
Non-Real Estate	–	–	–	–

Real Estate Groups Full Consolidation	3,414	3,322	9,036	8,655
Real Estate Groups related to noncontrolling interest	(167)	(126)	(427)	(327)
Real Estate Groups Unconsolidated	805	549	2,157	1,631
Real Estate Groups Discontinued Operations	–	284	333	765

Real Estate Groups Pro-Rata Consolidation	$4,052	$4,029	$11,099	$10,724

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Nine Months Ended October 31, 2011 and 2010

(in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,

	2011	2010	2011	2010

8) The following table provides detail of Income Tax Expense (Benefit):	(in thousands)		(in thousands)
Current taxes
Operating Earnings	$(13,900)	$(7,872)	$(37,935)	$(31,766)
Gain on disposition of rental properties and partial interest in rental properties	10	413	39,179	35,877

Subtotal	(13,890)	(7,459)	1,244	4,111

Discontinued operations
Operating Earnings	–	(163)	149	(174)
Gain on disposition of rental properties and partial interest in rental properties	–	(213)	2,792	(98)

Subtotal	–	(376)	2,941	(272)

Total Current taxes	(13,890)	(7,835)	4,185	3,839

Deferred taxes
Continuing operations	$(3,328)	$26,960	$(6,720)	$87,586
Discontinued operations	–	(12,959)	14,558	(29,186)

Total Deferred taxes	(3,328)	14,001	7,838	58,400

Grand Total	$(17,218)	$6,166	$12,023	$62,239

2010 Recap of Grand Total:
Real Estate Groups
Current		908		20,964
Deferred		7,462		45,204

		8,370		66,168

Non-Real Estate Groups
Current		(8,743)		(17,125)
Deferred		6,539		13,196

		(2,204)		(3,929)

Grand Total		$6,166		$62,239

Reconciliation of Net Operating Income (non-GAAP) to Net Loss (GAAP) (in thousands):

	Three Months Ended October, 2011					Three Months Ended October, 2010
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Revenues from real estate operations	$261,198	$13,565	$101,851	$–	$349,484	$287,046	$13,279	$83,098	$12,055	$368,920
Exclude straight-line rent adjustment (1)	(4,364)	–	–	–	(4,364)	(3,597)	–	–	(497)	(4,094)
Adjusted revenues	256,834	13,565	101,851	–	345,120	283,449	13,279	83,098	11,558	364,826
Add interest and other income	11,294	518	262	–	11,038	11,919	992	525	1	11,453
Add equity in earnings (loss) of unconsolidated entities, including impairment	(40,016)	38	28,967	–	(11,087)	668	14	(415)	–	239
Exclude gain on disposition of unconsolidated entities	–	–	–	–	–	(8,658)	–	8,658	–	–
Exclude impairment of unconsolidated real estate	41,289	–	(41,289)	–	–	21,564	–	(21,564)	–	–
Exclude depreciation and amortization of unconsolidated entities (see below)	18,829	–	(18,829)	–	–	13,871	–	(13,871)	–	–
Adjusted total income	288,230	14,121	70,962	–	345,071	322,813	14,285	56,431	11,559	376,518
Operating expenses	169,155	9,853	46,626	–	205,928	162,082	7,763	36,568	6,141	197,028
Add back non-Real Estate depreciation and amortization (b)	1,012	–	–	–	1,012	1,184	–	–	–	1,184
Exclude straight-line rent adjustment (2)	(1,096)	–	–	–	(1,096)	(1,427)	–	–	–	(1,427)
Exclude preference payment	(585)	–	–	–	(585)	(585)	–	–	–	(585)
Adjusted operating expenses	168,486	9,853	46,626	–	205,259	161,254	7,763	36,568	6,141	196,200
Net operating income	119,744	4,268	24,336	–	139,812	161,559	6,522	19,863	5,418	180,318
Interest expense	(67,235)	(1,746)	(26,211)	–	(91,700)	(75,840)	(4,526)	(19,838)	(2,151)	(93,303)
Gain (loss) on early extinguishment of debt	15,101	1,511	1,875	–	15,465	2,460	247	(25)	–	2,188
Equity in earnings (loss) of unconsolidated entities, including impairment	40,016	(38)	(28,967)	–	11,087	(668)	(14)	415	–	(239)
Gain on disposition of unconsolidated entities	–	–	–	–	–	8,658	–	–	–	8,658
Impairment of unconsolidated real estate	(41,289)	–	–	–	(41,289)	(21,564)	–	–	–	(21,564)
Depreciation and amortization of unconsolidated entities (see above)	(18,829)	–	18,829	–	–	(13,871)	–	13,871	–	–
Net gain (loss) on disposition of rental properties and partial interests in rental properties	5,849	–	–	–	5,849	(2,257)	–	–	(1,428)	(3,685)
Impairment of consolidated real estate	(10,707)	–	–	–	(10,707)	(5,703)	(1,526)	–	(34,193)	(38,370)
Depreciation and amortization – Real Estate Groups (a)	(54,403)	(1,123)	(18,024)	–	(71,304)	(59,183)	(1,528)	(13,322)	(1,943)	(72,920)
Amortization of mortgage procurement costs – Real Estate Groups (c)	(3,414)	(167)	(805)	–	(4,052)	(3,322)	(126)	(549)	(284)	(4,029)
Straight-line rent adjustment (1) + (2)	3,268	–	–	–	3,268	2,170	–	–	497	2,667
Preference payment	(585)	–	–	–	(585)	(585)	–	–	–	(585)
Earnings (loss) before income taxes	(12,484)	2,705	(28,967)	–	(44,156)	(8,146)	(951)	415	(34,084)	(40,864)
Income tax provision	17,218	–	–	–	17,218	(19,501)	–	–	13,335	(6,166)
Equity in earnings (loss) of unconsolidated entities, including impairment	(40,016)	38	28,967	–	(11,087)	668	14	(415)	–	239
Earnings (loss) from continuing operations	(35,282)	2,743	–	–	(38,025)	(26,979)	(937)	–	(20,749)	(46,791)
Discontinued operations, net of tax	–	–	–	–	–	(19,602)	1,147	–	20,749	–
Net earnings (loss)	(35,282)	2,743	–	–	(38,025)	(46,581)	210	–	–	(46,791)
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests	(2,743)	(2,743)	–	–	–	937	937	–	–	–
Earnings from discontinued operations attributable to noncontrolling interests	–	–	–	–	–	(1,147)	(1,147)	–	–	–
Noncontrolling interests	(2,743)	(2,743)	–	–	–	(210)	(210)	–	–	–
Net loss attributable to Forest City Enterprises, Inc.	$(38,025)	$–	$–	$–	$(38,025)	$(46,791)	$–	$–	$–	$(46,791)
Preferred dividends	(3,850)	–	–	–	(3,850)	(3,850)	–	–	–	(3,850)
Net loss attributable to Forest City Enterprises, Inc. common shareholders	$(41,875)	$–	$–	$–	$(41,875)	$(50,641)	$–	$–	$–	$(50,641)
(a) Depreciation and amortization – Real Estate Groups	$54,403	$1,123	$18,024	$–	$71,304	$59,183	$1,528	$13,322	$1,943	$72,920
(b) Depreciation and amortization – Non-Real Estate	1,012	–	–	–	1,012	1,184	–	–	–	1,184
Total depreciation and amortization	$55,415	$1,123	$18,024	$–	$72,316	$60,367	$1,528	$13,322	$1,943	$74,104
(c) Amortization of mortgage procurement costs – Real Estate Groups	$3,414	$167	$805	$–	$4,052	$3,322	$126	$549	$284	$4,029
(d) Amortization of mortgage procurement costs – Non-Real Estate	–	–	–	–	–	–	–	–	–	–
Total amortization of mortgage procurement costs	$3,414	$167	$805	$–	$4,052	$3,322	$126	$549	$284	$4,029

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (GAAP) (in thousands):

	Nine Months Ended October 31, 2011					Nine Months Ended October 31, 2010
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Revenues from real estate operations	$822,827	$38,433	$279,208	$6,593	$1,070,195	$850,049	$39,947	$236,733	$36,035	$1,082,870
Exclude straight-line rent adjustment (1)	(5,826)	–	–	(571)	(6,397)	(13,165)	–	–	(1,168)	(14,333)
Adjusted revenues	817,001	38,433	279,208	6,022	1,063,798	836,884	39,947	236,733	34,867	1,068,537
Add interest and other income	42,116	912	647	–	41,851	34,964	2,024	15,285	7	48,232
Add gain on disposition of partial interests in other investment – Nets	–	–	–	–	–	55,112	23,675	–	–	31,437
Add equity in earnings (loss) of unconsolidated entities, including impairment	(17,637)	228	3,076	–	(14,789)	(17,452)	(6,332)	5,426	–	(5,694)
Exclude gain on disposition of unconsolidated entities	(12,567)	–	12,567	–	–	(7,828)	–	7,828	–	–
Exclude impairment of unconsolidated real estate	41,289	–	(41,289)	–	–	36,745	–	(36,745)	–	–
Exclude depreciation and amortization of unconsolidated entities (see below)	49,881	–	(49,881)	–	–	38,588	–	(38,588)	–	–
Adjusted total income	920,083	39,573	204,328	6,022	1,090,860	977,013	59,314	189,939	34,874	1,142,512
Operating expenses	491,834	25,194	129,347	2,944	598,931	486,726	23,404	130,011	19,294	612,627
Add back non-Real Estate depreciation and amortization (b)	2,400	–	–	–	2,400	3,937	–	878	–	4,815
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	–	–	–	–	–	–	–	69	–	69
Exclude straight-line rent adjustment (2)	(3,402)	–	–	–	(3,402)	(4,086)	–	–	–	(4,086)
Exclude preference payment	(1,756)	–	–	–	(1,756)	(1,756)	–	–	–	(1,756)
Adjusted operating expenses	489,076	25,194	129,347	2,944	596,173	484,821	23,404	130,958	19,294	611,669
Net operating income	431,007	14,379	74,981	3,078	494,687	492,192	35,910	58,981	15,580	530,843
Interest expense	(198,214)	(9,166)	(74,501)	(712)	(264,261)	(241,817)	(13,727)	(58,956)	(6,196)	(293,242)
Gain (loss) on early extinguishment of debt	9,334	1,507	(480)	–	7,347	10,653	247	(25)	–	10,381
Equity in earnings (loss) of unconsolidated entities, including impairment	17,637	(228)	(3,076)	–	14,789	17,452	6,332	(5,426)	–	5,694
Gain on disposition of unconsolidated entities	12,567	–	–	–	12,567	7,828	–	–	–	7,828
Impairment of unconsolidated real estate	(41,289)	–	–	–	(41,289)	(36,745)	–	–	–	(36,745)
Depreciation and amortization of unconsolidated entities (see above)	(49,881)	–	49,881	–	–	(38,588)	–	38,588	–	–
Net gain on disposition of rental properties and partial interests in rental properties	15,410	–	–	39,937	55,347	202,878	–	–	565	203,443
Impairment of consolidated real estate	(15,777)	–	–	–	(15,777)	(6,803)	(1,526)	–	(79,603)	(84,880)
Depreciation and amortization – Real Estate Groups (a)	(164,260)	(3,952)	(47,724)	(1,030)	(209,062)	(173,796)	(4,809)	(36,957)	(6,719)	(212,663)
Amortization of mortgage procurement costs – Real Estate Groups (c)	(9,036)	(427)	(2,157)	(333)	(11,099)	(8,655)	(327)	(1,631)	(765)	(10,724)
Straight-line rent adjustment (1) + (2)	2,424	–	–	571	2,995	9,079	–	–	1,168	10,247
Preference payment	(1,756)	–	–	–	(1,756)	(1,756)	–	–	–	(1,756)
Earnings (loss) before income taxes	8,166	2,113	(3,076)	41,511	44,488	231,922	22,100	(5,426)	(75,970)	128,426
Income tax provision	5,476	–	–	(17,499)	(12,023)	(91,697)	–	–	29,458	(62,239)
Equity in earnings (loss) of unconsolidated entities, including impairment	(17,637)	228	3,076	–	(14,789)	(17,452)	(6,332)	5,426	–	(5,694)
Earnings (loss) from continuing operations	(3,995)	2,341	–	24,012	17,676	122,773	15,768	–	(46,512)	60,493
Discontinued operations, net of tax	107,767	83,755	–	(24,012)	–	(40,365)	6,147	–	46,512	–
Net earnings	103,772	86,096	–	–	17,676	82,408	21,915	–	–	60,493
Noncontrolling interests
Earnings from continuing operations attributable to noncontrolling interests	(2,341)	(2,341)	–	–	–	(15,768)	(15,768)	–	–	–
Earnings from discontinued operations attributable to noncontrolling interests	(83,755)	(83,755)	–	–	–	(6,147)	(6,147)	–	–	–
Noncontrolling interests	(86,096)	(86,096)	–	–	–	(21,915)	(21,915)	–	–	–
Net earnings attributable to Forest City Enterprises, Inc.	$17,676	$–	$–	$–	$17,676	$60,493	$–	$–	$–	$60,493
Preferred dividends	(11,550)	–	–	–	(11,550)	(7,957)	–	–	–	(7,957)
Net earnings attributable to Forest City Enterprises, Inc. common shareholders	$6,126	$–	$–	$–	$6,126	$52,536	$–	$–	$–	$52,536
(a) Depreciation and amortization – Real Estate Groups	$164,260	$3,952	$47,724	$1,030	$209,062	$173,796	$4,809	$36,957	$6,719	$212,663
(b) Depreciation and amortization – Non-Real Estate	2,400	–	–	–	2,400	3,937	–	878	–	4,815
Total depreciation and amortization	$166,660	$3,952	$47,724	$1,030	$211,462	$177,733	$4,809	$37,835	$6,719	$217,478
(c) Amortization of mortgage procurement costs – Real Estate Groups	$9,036	$427	$2,157	$333	$11,099	$8,655	$327	$1,631	$765	$10,724
(d) Amortization of mortgage procurement costs – Non-Real Estate	–	–	–	–	–	–	–	69	–	69
Total amortization of mortgage procurement costs	$9,036	$427	$2,157	$333	$11,099	$8,655	$327	$1,700	$765	$10,793

Forest City Enterprises, Inc. and Subsidiaries

Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended October 31, 2011					Three Months Ended October 31, 2010					% Change
	Full Consolidation (GAAP)	Less Noncon- trolling Interest	Plus Uncon- solidated Investments at Pro-Rata	Plus Discon- tinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncon- trolling Interest	Plus Uncon- solidated Investments at Pro-Rata	Plus Discon- tinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group Retail
Comparable	$48,713	$2,218	$11,246	$–	$57,741	$54,056	$1,796	$6,355	$–	$58,615	(9.9%)	(1.5%)
Total	48,304	2,081	11,615	–	57,838	67,294	2,749	5,443	2,603	72,591
Office Buildings
Comparable	52,717	1,760	4,869	–	55,826	58,254	2,835	4,998	–	60,417	(9.5%)	(7.6%)
Total	58,677	1,230	3,206	–	60,653	62,481	2,856	3,335	1,969	64,929
Hotels
Comparable	2,917	–	364	–	3,281	3,144	–	372	–	3,516	(7.2%)	(6.7%)
Total	2,765	–	364	–	3,129	3,144	–	372	846	4,362
Earnings from Commercial
Land Sales	128	–	–	–	128	1,470	–	–	–	1,470
Other (1)	(7,212)	(309)	1,973	–	(4,930)	(2,088)	2	1,968	–	(122)
Total Commercial Group
Comparable	104,347	3,978	16,479	–	116,848	115,454	4,631	11,725	–	122,548	(9.6%)	(4.7%)
Total	102,662	3,002	17,158	–	116,818	132,301	5,607	11,118	5,418	143,230
Residential Group Apartments
Comparable	26,924	457	5,497	–	31,964	23,481	182	5,253	–	28,552	14.7%	12.0%
Total	28,718	600	7,145	–	35,263	25,374	418	6,254	–	31,210
Subsidized Senior Housing	2,770	101	1,667	–	4,336	4,376	253	1,794	–	5,917
Military Housing	8,247	97	379	–	8,529	6,821	(37)	376	–	7,234
Land Sales	46	–	–	–	46	–	–	–	–	–
Other (1)	(3,162)	148	(183)	–	(3,493)	1,645	139	(30)	–	1,476
Total Residential Group
Comparable	26,924	457	5,497	–	31,964	23,481	182	5,253	–	28,552	14.7%	12.0%
Total	36,619	946	9,008	–	44,681	38,216	773	8,394	–	45,837
Total Rental Properties
Comparable	131,271	4,435	21,976	–	148,812	138,935	4,813	16,978	–	151,100	(5.5%)	(1.5%)
Total	139,281	3,948	26,166	–	161,499	170,517	6,380	19,512	5,418	189,067
Land Development Group	4,163	320	(1,830)	–	2,013	663	142	351	–	872
The Nets	(11,283)	–	–	–	(11,283)	(415)	–	–	–	(415)
Corporate Activities	(12,417)	–	–	–	(12,417)	(9,206)	–	–	–	(9,206)
Grand Total	$119,744	$4,268	$24,336	$–	$139,812	$161,559	$6,522	$19,863	$5,418	$180,318

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

Forest City Enterprises, Inc. and Subsidiaries

Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Nine Months Ended October 31, 2011					Nine Months Ended October 31, 2010					% Change
	Full Consolidation (GAAP)	Less Noncon- trolling Interest	Plus Uncon- solidated Investments at Pro-Rata	Plus Discon- tinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncon- trolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discon- tinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group Retail
Comparable	$148,433	$6,543	$25,184	$–	$167,074	$154,622	$5,503	$16,203	$–	$165,322	(4.0%)	1.1%
Total	156,375	7,474	30,965	–	179,866	190,522	8,461	16,702	7,762	206,525
Office Buildings
Comparable	160,385	4,996	14,531	–	169,920	169,473	8,047	13,908	–	175,334	(5.4%)	(3.1%)
Total	180,976	4,900	9,572	3,032	188,680	183,967	8,448	9,653	4,504	189,676
Hotels
Comparable	6,369	–	1,137	–	7,506	7,116	–	1,109	–	8,225	(10.5%)	(8.7%)
Total	8,715	–	1,137	46	9,898	7,116	–	1,109	2,414	10,639
Earnings from Commercial
Land Sales (1)	43,485	(782)	–	–	44,267	4,371	14	–	–	4,357
Other (2)	(12,505)	(893)	5,874	–	(5,738)	(6,443)	(729)	5,163	–	(551)
Total Commercial Group
Comparable	315,187	11,539	40,852	–	344,500	331,211	13,550	31,220	–	348,881	(4.8%)	(1.3%)
Total	377,046	10,699	47,548	3,078	416,973	379,533	16,194	32,627	14,680	410,646
Residential Group Apartments
Comparable	75,218	1,280	15,273	–	89,211	69,181	953	15,390	–	83,618	8.7%	6.7%
Total	76,767	1,799	22,786	–	97,754	73,620	1,436	18,037	900	91,121
Subsidized Senior Housing	7,330	351	5,088	–	12,067	10,613	420	5,416	–	15,609
Military Housing	18,643	335	1,150	–	19,458	19,824	(37)	1,125	–	20,986
Land Sales	204	16	–	–	188	–	–	–	–	–
Other (2)	(3,417)	425	37	–	(3,805)	(488)	117	427	–	(178)
Total Residential Group
Comparable	75,218	1,280	15,273	–	89,211	69,181	953	15,390	–	83,618	8.7%	6.7%
Total	99,527	2,926	29,061	–	125,662	103,569	1,936	25,005	900	127,538
Total Rental Properties
Comparable	390,405	12,819	56,125	–	433,711	400,392	14,503	46,610	–	432,499	(2.5%)	0.3%
Total	476,573	13,625	76,609	3,078	542,635	483,102	18,130	57,632	15,580	538,184
Land Development Group	6,855	754	(1,628)	–	4,473	2,337	348	203	–	2,192
The Nets
Operations	(14,969)	–	–	–	(14,969)	(18,006)	(6,243)	1,146	–	(10,617)
Gain on disposition of partial interest	–	–	–	–	–	55,112	23,675	–	–	31,437
Total	(14,969)	–	–	–	(14,969)	37,106	17,432	1,146	–	20,820
Corporate Activities	(37,452)	–	–	–	(37,452)	(30,353)	–	–	–	(30,353)
Grand Total	$431,007	$14,379	$74,981	$3,078	$494,687	$492,192	$35,910	$58,981	$15,580	$530,843

(1)	Includes $42,622 of NOI generated from the Casino land sale at full and pro-rata consolidation.
(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

Openings and Acquisitions as of October 31, 2011

Property	Location	Dev (D) Acq (A)	Date Opened / Acquired	FCE Legal Ownership % (a)	Pro-Rata FCE % (a) (1)	Cost at Full Consol- idation (GAAP) (b)	Total Cost at 100% (2)	Cost at FCE Pro-Rata Share (Non-GAAP) (c) (1) X (2)	Sq. ft./ No. of Units	Gross Leasable Area	Lease Commitment %

2011 (2)						(in millions)

Retail Centers:
Westchester’s Ridge Hill (d) (q)	Yonkers, NY	D	Q2–11/12	70.0%	100.0%	$0.0	$0.0	$0.0	400,000	400,000

Residential:
8 Spruce Street (f) (j)	Manhattan, NY	D	Q1–11/12	35.7%	51.0%	$0.0	$875.7	$446.6	903		61%

Prior Two Years Openings (7) as of October 31, 2011
Retail Centers: (h)
Village at Gulfstream Park (f)	Hallandale Beach, FL	D	Q1-10	50.0%	50.0%	$0.0	$198.9	$99.5	511,000	511,000	78%
East River Plaza (f)	Manhattan, NY	D	Q4-09/Q2-10	35.0%	50.0%	0.0	390.6	195.3	527,000	527,000	94%
Promenade in Temecula Expansion	Temecula, CA	D	Q1-09	75.0%	100.0%	113.4	113.4	113.4	127,000	127,000	86%

						$113.4	$702.9	$408.2	1,165,000	1,165,000

Office:
Waterfront Station
– East 4th & West 4th Bldgs (Sold Q2-11) (g)	Washington, D.C.	D	Q1-10	45.0%	45.0%	$245.9	$245.9	$110.7	631,000		99%

Residential: (h)
Presidio Landmark	San Francisco, CA	D	Q3-10	100.0%	100.0%	$96.6	$96.6	$96.6	161		83%
North Church Towers	Parma Heights, OH	A	Q3-09	100.0%	100.0%	5.2	5.2	5.2	399		86%
DKLB BKLN (f)	Brooklyn, NY	D	Q4-09/Q2-10	40.8%	51.0%	0.0	160.1	81.7	365		99%

						$101.8	$261.9	$183.5	925

Total Prior Two Years Openings (i)						$461.1	$1,210.7	$702.4

Recap of Total Prior Two Years Openings
Total 2010						$342.5	$932.0	$502.1
Total 2009						118.6	278.7	200.3

Total Prior Two Years Openings (i)						$461.1	$1,210.7	$702.4

See footnotes on the following pages.

Projects Under Construction as of October 31, 2011 (8)

Property	Location	Anticipated Opening	FCE Legal Ownership % (a)	Pro-Rata FCE % (a) (1)			Cost at Full Consolidation (GAAP) (b)	Total Cost at 100% (2)	Cost at FCE Pro-Rata Share (Non-GAAP) (c) (1) X (2)	Sq. ft./ No. of Units	Gross Leasable Area		Lease Commitment %
							(in millions)
Retail Centers: (m)
Westchester’s Ridge Hill (e)	Yonkers, NY	Q2-11/12	70.0%	100.0%			$842.4	$842.4	$842.4	1,336,000	1,336,000	(l)	56%
The Yards – Boilermaker Shops	Washington, D.C.	Q3-12	100.0%	100.0%			19.4	19.4	19.4	41,000	41,000		73%

							$861.8	$861.8	$861.8	1,377,000	1,377,000

Office:
Johns Hopkins Parking Garage	Baltimore, MD	Q3-12	100.0%	100.0%			$30.1	$30.1	$30.1	492,000

Residential:
Foundry Lofts (r)	Washington, D.C.	Q4-11	100.0%	100.0%			61.4	61.4	61.4	170
The Aster Town Center (formerly Novella)	Denver, CO	Q3-12	90.0%	90.0%			10.9	10.9	9.8	85
Botanica Eastbridge	Denver, CO	Q4-12	90.0%	90.0%			15.4	15.4	13.9	118
Continental Building	Dallas, TX	Q1-13	100.0%	100.0%			54.3	54.3	54.3	203

							$142.0	$142.0	$139.4	576

Arena:
Barclays Center	Brooklyn, NY	Q3-12	33.8%	33.8%			$904.3	$904.3	$305.9	670,000	18,000 seats	(n)	56% (o)

Total Under Construction (k)							$1,938.2	$1,938.2	$1,337.2

Fee Development Project

Las Vegas City Hall	Las Vegas, NV	Q1-12	– (p)	–	(p)	$	0.0	$146.2	$0.0	270,000

FOOTNOTES

( a )	As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company’s legal ownership.
( b )	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).
( c )	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.
( d )	See the Under Construction pipeline for cost details of the total property.
( e )	Phased-in opening includes the total cost and square footage of the center, including the tenants that have opened in 2011.
( f )	Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.
( g )	Property was sold on May 10, 2011 and was 99% leased at time of sale.
( h )	The lease percentage represents occupancy as of November 30, 2011.
( i )	The difference between the full consolidation cost amount (GAAP) of $461.1 million to the Company’s pro-rata share (a non-GAAP measure) of $702.4 million consists of a reduction to full consolidation for noncontrolling interest of $135.2 million of cost and the addition of its share of cost for unconsolidated investments of $376.5 million.
( j )	Phased in opening. Costs are representative of the total project cost, including 689 units opened as of October 31, 2011. As of October 31, 2011, $307.4 million of costs incurred at pro-rata consolidation and $194.3 million of mortgage debt at pro-rata consolidation were transferred to completed rental properties. As of October 31, 2011, projects under construction include $127.4 million of costs incurred at pro-rata consolidation and $80.6 million of mortgage debt at pro-rata consolidation. As of November 30, 2011, 550 leases have been signed since appointments with prospective residents began on February 18, 2011, representing 61% of the total 903 units after construction is complete.
( k )	The difference between the full consolidation cost amount (GAAP) of $1,938.2 million to the Company’s pro-rata share (a non-GAAP measure) of $1,337.2 million consists of a reduction to full consolidation for noncontrolling interest of $601.0 million of cost.
( l )	Includes 156,000 square feet of office space.
( m )	Updated lease commitments as of November 30, 2011.
( n )	The Nets, a member of the NBA, has a 37 year license agreement to use the arena.
( o )	Represents the percentage of forecasted contractually obligated arena income that is under contract. Contractually obligated income, which include revenue from naming rights, sponsorships, suite licenses, Nets minimum rent and food concession agreements, accounts for 72% of total forecasted revenues for the arena.
( p )	This is a fee development project. Therefore, these costs are not included on the full consolidation or pro-rata balance sheet.
( q )	As of October 31, 2011, $217.5 million of costs incurred at pro-rata consolidation and $124.3 million of mortgage debt at pro-rata consolidation were transferred to completed rental properties. As of October 31, 2011, projects under construction include $575.5 million of costs incurred at pro-rata consolidation and $328.9 million of mortgage debt at pro-rata consolidation.
( r )	Property opened on November 17, 2011.

Equity Requirements for Projects Under Construction (a)

As of October 31, 2011

	100%	Less Unconsolidated Investments at 100%	Full Consolidation (GAAP) (b)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP) (c)

	(dollars in millions)

Total Cost Under Construction	$1,938.2	$–	$1,938.2	$601.0	$–	$1,337.2
Total Loan Draws and Other Sources at Completion (d)	1,229.3	–	1,229.3	378.3	–	851.0

Net Equity at Completion	708.9	–	708.9	222.7	–	486.2

Net Costs Incurred to Date (e)	1,309.2	–	1,309.2	328.3	–	980.9
Loan Draws and Other Sources to Date (e)	649.8	–	649.8	105.6	–	544.2

Net Equity to Date (e)	659.4	–	659.4	222.7	–	436.7

% of Total Equity	93%		93%			90%

Remaining Costs	629.0	–	629.0	272.7	–	356.3
Remaining Loan Draws and Other Sources	579.5	–	579.5	272.7	–	306.8

Remaining Equity	$49.5	$–	$49.5	$–	$–	$49.5

% of Total Equity	7%		7%			10%

(a)	This schedule includes only the eight properties listed on the previous page. This does not include costs associated with phased-in units, operating property renovations and military housing.
(b)	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).
(c)	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.
(d)	“Other Sources” includes estimates of third party subsidies and tax credit proceeds. The timing and the amounts may differ from our estimates.
(e)	Reflects activity through October 31, 2011.

Projects Under Development As of October 31, 2011

Below is a summary of our active large scale development projects, which have yet to commence construction, often referred to as our “shadow pipeline” which are crucial to our long-term growth. While we cannot make any assurances on the timing or delivery of these projects, our track record speaks to our ability to bring large, complex projects to fruition when there is demand and available construction financing. The projects listed below represent pro-rata costs of $755.9 million ($946.3 million at full consolidation) of Projects Under Development (“PUD”) on our balance sheet and pro-rata mortgage debt of $132.7 million ($176.8 million at full consolidation).

1) Atlantic Yards – Brooklyn, NY

Atlantic Yards is adjacent to the state-of-the art arena, the Barclays Center, which is designed by the award-winning firms Ellerbe Becket and SHoP Architects and is currently under construction. In addition, Atlantic Yards is expected to feature more than 6,400 units of housing, including over 2,200 affordable units, approximately 250,000 square feet of retail space, and more than 8 acres of landscaped open space.

2) LiveWork Las Vegas – Las Vegas, NV

LiveWork Las Vegas is a mixed-use project on a 13.5-acre parcel in downtown Las Vegas. At full build-out, the project will have a new 260,000-square-foot City Hall for Las Vegas and is also expected to include up to 1 million square feet of office space and approximately 300,000 square feet of retail. The City Hall is owned by the city of Las Vegas and is a fee-development project.

3) The Yards – Washington, D.C.

The Yards is a 42-acre mixed-use project, located in the neighborhood of the Washington Nationals baseball park in Southeast D.C. The full development is expected to include up to 2,700 residential units, 1.8 million square feet of office space, and 300,000 square feet of retail and dining space. The Yards features a 5.5-acre publicly funded public park that is a gathering place and recreational focus for the community. The first residential building, Foundry Lofts, remained under construction as of October 31, 2011 and subsequently opened in November 2011.

4) The Science + Technology Park at Johns Hopkins – Baltimore, MD

The 31-acre Science + Technology Park at Johns Hopkins is a new center for collaborative research directly adjacent to the world-renowned Johns Hopkins medical and research complex. Initial plans call for 1.1 million square feet in five buildings, with future phases that could support additional expansion. In 2008, the Company opened the first of those buildings, 855 North Wolfe Street, a 279,000-square-foot office building anchored by the Johns Hopkins School of Medicine’s Institute for Basic Biomedical Sciences. Development of a 492,000-square-foot garage at 901 N. Washington Street is currently underway and will provide approximately 1,450 parking spaces for Johns Hopkins and the active buildings at the Science + Technology Park when it is completed in Q3-12. Construction of a second commercial building totaling 234,000-square-feet is expected to commence by the beginning of 2012. The new building, which will be developed on a fee basis, will be fully leased to the Department of Health & Mental Hygiene (DHMH) when it is expected to open in Q2-14.

5) Colorado Science + Technology Park at Fitzsimons – Aurora, CO

The 184-acre Colorado Science + Technology Park at Fitzsimons is becoming a hub for the biotechnology industry in the Rocky Mountain region. Anchored by the University of Colorado at Denver Health Science Center, the University of Colorado Hospital and The Denver Children’s Hospital, the park will offer cost-effective lease rates; build-to-suit office and research sites; and flexible lab and office layouts in a cutting-edge research park. The park is also adjacent to Forest City’s 4,700-acre Stapleton mixed-used development.

6) Waterfront Station – Washington, D.C.

Located in Southwest Washington, D.C., Waterfront Station is adjacent to the Waterfront/Southeastern University MetroRail station. Waterfront Station is expected to include 660,000 square feet of office space, an estimated 400 residential units and 40,000 square feet of stores and restaurants.

7) 300 Massachusetts Avenue – Cambridge, MA

Located in the science and technology hub of Cambridge, MA, the 300 Massachusetts Avenue block represents an expansion of University Park @ MIT. In a 50/50 partnership with MIT, Forest City is presently focused on a project that reflects a development program of approximately 260,000 square feet of lab and office space. Potential redevelopment of the entire block is possible with the acquisition of adjacent parcels in future phases, and would result in an approximately 400,000 square foot project.

Military Housing as of October 31, 2011

Below is a summary of our Military Housing development projects. The Company provides development, construction and management services for these projects and receives agreed upon fees for these services. The following phases still have a percentage of units opened and under construction:

Property	Location	Anticipated Opening	FCE Pro-Rata %	Cost at Full Consolidation	Total Cost at 100%	No. of Units

				(in millions)

Military Housing – Recent Openings (2)
Navy, Hawaii Increment III	Honolulu, HI	2007-Q1-11	*	$0.0	$464.8	2,520
Marines, Hawaii Increment II	Honolulu, HI	2007-Q2-11	*	0.0	292.7	1,175

Total Recent Openings				$0.0	$757.5	3,695

Military Housing Under Construction (9)
Pacific Northwest Communities	Seattle, WA	2007-2011	*	$0.0	$280.5	2,985
Navy Midwest	Chicago, IL	2006-2012	*	0.0	200.3	1,401
Midwest Millington	Memphis, TN	2008-2012	*	0.0	33.1	318
Air Force Academy	Colorado Springs, CO	2007-2013	50.0%	0.0	69.5	427
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	0.0	475.1	1,141
Air Force – Southern Group
Keesler Air Force Base	Biloxi, MS	Q3-Q4/2011	0.0%	0.0	5.0	1,188
Shaw Air Force Base	Sumter, SC	2011-2015	0.0%	0.0	156.5	630
Joint Base Charleston	Charleston, SC	2011-2015	0.0%	0.0	72.0	345
Arnold Air Force Base	Tullahoma, TN	2011-2015	0.0%	0.0	10.1	22

Subtotal Air Force – Southern Group				$0.0	$243.6	2,185

Total Under Construction				$0.0	$1,302.1	8,457

*   The Company’s share of residual cash flow ranges from 0-20% during the life cycle of the project.

Commitment Executed

Air Force – Southern Group was awarded on August 30, 2010. This project is expected to include 2,185 end state units at four Air Force bases in Sumter, SC, Tullahoma, TN, Charleston, SC and Biloxi, MS. There are 330 financially excluded units that will not be encumbered by debt and which may be removed from the end state at the sole discretion of the Air Force. The financial closing of the project was executed on September 30, 2011 with property management and construction beginning on October 1, 2011.

Summary of Military Housing Net Operating Income (14,104 end-state units)

Development fees related to our military housing projects are earned based on a contractual percentage of the actual development costs incurred. We also recognize additional development incentive fees upon successful completion of certain criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development agreements. NOI from development and development incentive fees is $2,408,000 and $4,225,000 for the three and nine months ended October 31, 2011 respectively, and $1,818,000 and $5,137,000 for the three and nine months ended October 31, 2010, respectively.

Construction management fees are earned based on a contractual percentage of the actual construction costs incurred. We also recognize certain construction incentive fees based upon successful completion of certain criteria as set forth in the construction contracts. NOI from construction and incentive fees is $911,000 and $2,937,000 for the three and nine months ended October 31, 2011 respectively, and $1,694,000 and $4,754,000 recognized during the three and nine months ended October 31, 2010, respectively.

Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, that is generated by the military housing privatization projects as defined in the agreements. We also recognize certain property management incentive fees based upon successful completion of certain criteria as set forth in the property management agreements. Property management, management incentive and asset management fees generated NOI of $3,905,000 and $9,552,000 during the three and nine months ended October 31, 2011, respectively, and $3,563,000 and $9,805,000 during the three and nine months ended October 31, 2010, respectively.

Land Held for Development or Sale as of October 31, 2011

The Land Development Group acquires and sells raw land and sells fully-entitled developed lots to residential, commercial, and industrial customers.

The Land Development Group also owns and develops raw land into master-planned communities, mixed-use projects and other residential developments.

Below is a summary of our large Land Development Group projects.

Location	Gross Acres (1)	Saleable Acres (2)	Option Acres (3)

Stapleton – Denver, CO	197	127	1,358
Mesa del Sol – Albuquerque, NM	3,011	1,647	5,731
Central Station – Chicago, IL	30	30	–
Texas	2,782	1,538	–
North Carolina	1,222	998	788
Ohio	963	649	470
Arizona	661	486	–
Other	884	697	–

Total	9,750	6,172	8,347

(1) Represent all acres currently owned including those used for roadways, open spaces and parks.

(2) Saleable acres represent the total of all acres owned and available for sales.

      The Land Development Group may choose to further develop some of the acres into completed sublots prior to sale.

(3) Option acres are those acres that the Land Development Group has a formal option to acquire.

      Typically these options are in the form of purchase agreements with contingencies for the satisfaction of due diligence reviews.

Stapleton – Denver, CO

Stapleton represents one of the nation’s largest urban redevelopments. At full build out of 4,700 acres or 7.5 square miles, Stapleton is planned for more than 12,000 homes and apartments, a projected 3 million square-feet of retail and 10 million square-feet of office/research and development/industrial space. Centrally located 10 minutes east of Downtown Denver and 20 minutes from Denver International Airport, Stapleton is expected to be home to 30,000 residents and 35,000 workers when complete.

Mesa del Sol – Albuquerque, NM

Mesa del Sol is a 20-square mile, mixed-use community on the south mesa of Albuquerque, N.M., five minutes from the Albuquerque International Airport.

Mesa del Sol’s master plan calls for mixed-use development that will include 1,400 acres for industrial/commercial and office development use, 4,400 acres for residential and supporting retail use, 3,200 acres for open space and parks and 800 acres for schools and universities.

Central Station – Chicago, IL

Located adjacent to the city’s Museum Campus, and just minutes from the heart of Chicago’s Loop, the 80-acre Central Station is a residential community with 3,727 residential units completed, of which 3,156 are occupied and 571 units are listed for sale, and another 4,000 units in development. Central Station, a 14 million-square-foot development, is being developed in partnership with The Fogelson Companies.

Land Held for Development or Sale as of October 31, 2011 (continued)

Other Significant Land Holdings

Legacy Lakes – Aberdeen, NC

Legacy Lakes is a master-planned community located in the Pinehurst area. This community is surrounding the Nicklaus-designed Legacy Golf Course.

Legacy Lakes is 406 acres and includes 718 residential lots. Of the 406 total acres, 265 are saleable acres and 19 acres have been sold to date.

Gladden Farms – Marana, AZ

Gladden Farms is a master-planned community that includes residential and commercial uses in a suburban area of northwest Tucson.

This community includes parks, trails and a school in a rural setting. Gladden Farms is 1,350 acres and includes 4,142 residential lots and 223 acres of commercial space. As of October 31, 2011, 1,270 lots and 100 commercial acres have been sold. Of the 1,350 total acres, 868 are saleable acres and 409 acres have been sold to date.

Cotton Creek – Mooresville, NC

Cotton Creek is a master-planned community located in a northern suburb of Charlotte, NC. This community will feature a variety of attached and detached home sites, which will be sold to a mix of national and local builders. Cotton Creek is 534 acres. When completed the development is expected to produce approximately 1,100 residential lots.

Three Stones – Prosper, TX

Three Stones is a master-planned community of 2,031 acres located in the growth corridor north of Dallas in the town of Prosper. The community is fully entitled and the plan includes approximately 3,090 single family lots, 600 units of attached housing, over 600 acres of parks and open space and 250 acres for commercial/retail use. A variety of single family lot sizes will be offered, as well as a complete amenity center. The development of Phase 1 is expected to be completed in mid-2013.

San Antonio Portfolio – San Antonio, TX

Forest City owns four multi-phase communities and finished lots in three additional locations in the San Antonio area, predominantly on the west side. As of October 31, 2011, over 1,000 of the total 2,563 lots have been sold. The remaining portfolio is comprised of 330 finished lots and 1,112 undeveloped “paper” lots.

Our San Antonio communities serve several different price ranges, and all lots are under option contract to one of seven different builders.

Tangerine Crossing –Tucson, AZ

Tangerine Crossing is a master-planned gated residential community with a major retail component on the exterior in a desirable region of the Tucson metropolitan area. This community includes open space, trails and recreation. Tangerine Crossing is 309 acres and includes 396 residential lots and a 25-acre retail center. As of October 31, 2011, 240 lots and the 25 commercial acres have been sold. Of the 309 total acres, 98 are saleable acres and 71 acres have been sold to date.

Timberlake – Oak Point (Dallas), TX

Timberlake is a planned community of approximately 250 acres located in Denton County, north of Dallas. Forest City entered into this project earlier in 2011 through the formation of a new partnership with Taylor Duncan Interests, Inc., with Forest City providing capital for financing and development. The project is zoned for over 800 single family lots, and development of Phase 1 is expected to begin in 2012.

Woodforest – Houston, TX

Woodforest, which is not included in the acres on the previous page, is an active, 3,000-acre master-planned community, located in southern Montgomery County, north of Houston. Forest City entered into this project last year through the formation of a new partnership with Johnson Development, with Forest City providing capital for financing and development. The project is zoned for 5,700 units and six active home builders are currently involved with model homes in place serving a wide range of prices. Over 200 home sales have occurred to date. The project is being developed adjacent to the 27-hole Woodforest Golf Club that opened in 2001 and has been rated one of the top courses in the state.